Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-260608, 333-258868, 333-281979 and 333-282809 on Form S-3 and Registration Statement Nos. 333-261742, 333-273779 and 333-281981 on Form S-8 of our reports dated February 27, 2025, relating to the financial statements of Joby Aviation, Inc. and the effectiveness of Joby Aviation, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Joby Aviation, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

San Jose, California
February 27, 2025